Exhibit 5.1

2100 L STREET, NW SUITE 900 WASHINGTON, D.C. 20037 TELEPHONE: 202.887.1500 FACSIMILE: 202.887.0763 WWW.MOFO.COM	MORRISON & FOERSTER LLP BEIJING, BERLIN, BOSTON, BRUSSELS, DENVER, HONG KONG, LONDON, LOS ANGELES, NEW YORK, PALO ALTO, SAN DIEGO, SAN FRANCISCO, SHANGHAI, SINGAPORE, TOKYO, WASHINGTON, D.C.

November 19, 2021

Board of Directors

Vontier Corporation

5438 Wade Park Boulevard, Suite 600

Raleigh, North Carolina 27607

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel to Vontier Corporation, a Delaware corporation (the “Company”), Gilbarco Inc., a Delaware corporation (“Gilbarco”), and Matco Tools Corporation, a Delaware corporation (“Matco” and, together with Gilbarco, the “Guarantors”), in connection with the Company’s offer to exchange (the “Exchange Offer”) pursuant to the registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission by the Company and the Guarantors (i) up to $500,000,000 aggregate principal amount of the Company’s registered 1.800% Senior Notes due 2026 (the “New 2026 Notes”) for an equal aggregate principal amount of the Company’s outstanding unregistered 1.800% Senior Notes due 2026 (the “Original 2026 Notes”), (ii) up to $500,000,000 aggregate principal amount of the Company’s registered 2.400% Senior Notes due 2028 (the “New 2028 Notes”) for an equal aggregate principal amount of the Company’s outstanding unregistered 2.400% Senior Notes due 2028 (the “Original 2028 Notes”), (iii) up to $600,000,000 aggregate principal amount of the Company’s registered 2.950% Senior Notes due 2031 (the “New 2031 Notes” and, collectively with the New 2026 Notes and the New 2028 Notes, the “New Notes”) for an equal aggregate principal amount of the Company’s outstanding unregistered 2.950% Senior Notes due 2031 (the “Original 2031 Notes” and, collectively with the Original 2026 Notes and the Original 2028 Notes, the “Original Notes”) and (iv) the guarantees of the New Notes by the Guarantors (the “New Guarantees” and, together with the New Notes, the “New Securities”) for the guarantees of the Original Notes by the Guarantors (the “Original Guarantees” and, together with the Original Notes, the “Original Securities”). The New Securities will be issued pursuant to the Amended and Restated Indenture, dated November 19, 2021, by and among the Company, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”), which amended and restated the Indenture, dated March 10, 2021 (as amended and restated, the “Indenture”), by and among the Company, the Guarantors and the Trustee, pursuant to which the Original Securities were issued on March 10, 2021. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the Indenture, the Registration Statement and such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of the opinions set forth herein, we have assumed that (i) the Trustee has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and the New Securities and that the Trustee has complied with all applicable laws and regulations, including all legal requirements pertaining to its status as such status relates to its rights to enforce the Indenture and the New Securities against the Company and the Guarantors, (ii) the Trustee has duly authorized, executed and delivered the Indenture and the New Securities, as applicable, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, (v) the Trustee is duly qualified to engage in the activities contemplated by the Indenture and the New Securities, (vi) there has been no mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Indenture or the New Securities, and the conduct of all parties to the Indenture has complied with any requirement of good faith, fair dealing and conscionability, (vii) there are and have been no agreements or understandings among the parties to the Indenture or the New Securities, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties to the Indenture or the New Securities that would, in either case, define, supplement or qualify the terms of the Indenture or the New Securities and (viii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended. We have also assumed the validity and constitutionality of each relevant rule, regulation and agency action covered by this opinion.

This opinion letter is based as to matters of law solely on the applicable provisions of the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level) and the Delaware General Corporation Law, as amended, each as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinion expressed herein).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that: (a) following effectiveness of the Registration Statement and receipt by the Company of the Original Notes in exchange for the New Notes as specified in the resolutions of the Board of Directors of the Company and the Guarantors and in accordance with the terms of the Indenture, and (b) assuming the due execution, authentication, issuance and delivery of the New Notes pursuant to the terms of the Indenture (i) the New Notes will constitute valid and binding obligations of the Company and (ii) the New Guarantee of each Guarantor will constitute the valid and binding obligation of such Guarantor.

In addition to the assumptions, qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (i) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion letter has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated. This opinion is given as of the date hereof and we assume no obligation to advise you of any changes in applicable law or any facts or circumstances that may come to our attention subsequent to the effective date of the Registration Statement that may affect the opinion contained herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated by the Securities and Exchange Commission.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP